UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2018 (April 26, 2018)

HCA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2018, the Board of Directors (the “Board”) of HCA Healthcare, Inc. (the “Company”) approved a revised Board of Directors compensation program, effective immediately, pursuant to which each non-management director will receive quarterly payment of the following cash compensation, as applicable (prorated for partial years):

•	$110,000 annual retainer for service as a Board member;

•	$35,000 annual retainer for service as the non-management and independent presiding director;

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

•	$10,000 annual retainer for service as a member on each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$30,000 annual retainer for service as Chair of the Audit and Compliance Committee;

•	$20,000 annual retainer for service as Chair of the Compensation Committee; and

•	$17,500 annual retainer for service as Chair of each of the Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee.

In addition to the director compensation described above, each non-management director will receive an annual board equity award with a value of $175,000, awarded upon joining the Board (prorated for months of service) and at each annual meeting of the stockholders thereafter. These equity grants consist of restricted share units ultimately payable in shares of the Company’s common stock and vest as to 100% of the award on the sooner of the date of the Company’s next annual stockholders’ meeting or the first anniversary of the grant date, subject to the director’s continued service on the Board. The restricted share units will also immediately vest upon the occurrence of a Change in Control (as defined in the applicable grant agreement). The directors may elect to defer receipt of shares under the restricted share units. Directors will also be reimbursed for their reasonable expenses incurred in connection with their service. Each non-management director is expected to directly or indirectly acquire a number of shares of the Company’s common stock with a value of five times the value of the annual cash retainer for a director’s service on the Board within three years from the date on which they are elected to the Board.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) held on April 26, 2018 at the Company’s corporate headquarters in Nashville, Tennessee, a total of 319,985,494 shares of our common stock, out of a total of 352,217,626 shares of common stock outstanding and entitled to vote, were present in person or represented by proxies. Voting results from the Annual Meeting were as follows:

1. The following eleven director nominees were elected to the Company’s Board of Directors for a one-year term, or until such director’s respective successor is duly elected and qualified, as follows:

	For	Against	Abstentions	Broker Non-Votes
R. Milton Johnson	293,504,703	5,431,881	4,191,904	16,857,006
Robert J. Dennis	267,578,883	35,438,979	110,626	16,857,006
Nancy-Ann DeParle	302,460,859	573,400	94,229	16,857,006
Thomas F. Frist III	302,747,348	290,232	90,908	16,857,006
William R. Frist	302,792,360	242,758	93,370	16,857,006
Charles O. Holliday, Jr.	301,360,010	1,673,541	94,937	16,857,006
Ann H. Lamont	297,712,116	5,321,837	94,535	16,857,006
Geoffrey G. Meyers	302,472,698	560,489	95,301	16,857,006
Michael W. Michelson	302,840,956	191,797	95,735	16,857,006
Wayne J. Riley, M.D.	302,316,652	715,131	96,705	16,857,006
John W. Rowe, M.D.	302,270,753	611,359	246,376	16,857,006

2. The selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 was ratified as follows:

For	Against	Abstentions	Broker Non-Votes
316,279,012	3,617,541	88,941	0

3. The adoption of a non-binding advisory resolution on the Company’s named executive officer compensation as described in the Company’s 2018 proxy statement was approved as follows:

For	Against	Abstentions	Broker Non-Votes
275,957,300	26,852,374	318,814	16,857,006

4. A frequency of One Year was approved in a non-binding advisory resolution with respect to the frequency of future say-on-pay votes as described in the Company’s 2018 proxy statement:

One Year	Two Years	Three Years	Abstentions	Broker Non-Votes
300,444,064	722,196	1,822,667	139,561	16,857,006

In light of stockholder approval at the Annual Meeting to hold an advisory vote on the compensation of the Company’s named executive officers every year, the Company’s Board of Directors has determined to hold an advisory vote on the compensation of the Company’s named executive officers every year, until the next advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers or until the Board of Directors otherwise determines that a different frequency for such advisory vote would be in the best interests of the Company’s stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HEALTHCARE, INC.
(Registrant)

By:	/s/ John M. Franck II
John M. Franck II
Vice President – Legal and Corporate Secretary

Date: May 2, 2018